UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

315 Montgomery Street, Suite 900 San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2017, Amarantus BioScience Holdings, Inc. (the “Company”) issued a 12% Senior Secured Convertible Note (the “Secured Note”) to Xpress Group International Limited (the “Investor”) in the principal amount of $100,000 pursuant to a Securities Purchase Agreement dated April 6, 2017 (the “SPA”).

The Secured Note matures on October 6, 2017 (the “Maturity Date”) and shall accrue interest at a rate equal to 12% per annum. The Secured Note contains certain customary Events of Default (including, but not limited to, default in payment of principal or interest thereunder or a material breach of any transaction document. Upon the occurrence of any such Event of Default the outstanding principal amount of the Secured Note, plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become immediately due and payable.

The Secured Note is convertible at any time into either Company common stock at a fixed conversion price of $0.0125 per share or common shares of Avant Diagnostics, Inc. (“Avant”) owned by the Company at a conversion price of $0.16 per share. If the market price of Avant common stock based on an average of the closing trading price of Avant common stock for the five trading days immediately prior to the Conversion Date (the “Avant Conversion Market Price”) was less than $0.32, then the Investors shall receive additional shares of Avant common stock such that the total amount of Avant common stock received by the Investors as of the conversion date, when valued at the Avant Conversion Market Price, will equal the conversion amount up to a maximum total of 5.5 million shares of Avant common stock.

On the Maturity Date, all outstanding principal and accrued and unpaid interest shall be converted into Company common stock.

In addition, on April 6, 2017 the Company entered into the Second Amendment To Intercreditor And Subordination Agreement (“Second Amendment”), by and among the, the Company, all of the subsidiaries of the Company (such subsidiaries, the “Subsidiaries”, the Company jointly and severally, together with their respective successors and assigns, collectively, the “Debtors”), GEMG LLC (“GEMG”), Anson Investments Master Fund LP (“Anson”), Dominion Capital, LLC, (“Dominion”) and Delafield Investments Limited (“Delafield”) the holders (Anson, Dominion and Delafield are collectively, the “April 2016 Holders”) of the Company’s 12% Senior Secured Convertible Promissory Notes, in the original aggregate principal amount of approximately $9,215,000 pursuant to the Senior Loan Agreement, Delafield in its capacity as collateral agent (in such capacity, the “Collateral Agent”) and the Investor pursuant to which the Secured Note and any subsequent amounts invested by the Investor in the Company in the form of a secured note shall be subject to Second Amendment.

Additionally the Company entered into Amendment No. 1 to the pledge agreement dated as of October 31, 2016 between the Company and the Investor (the “Pledge Agreement Amendment”) pursuant to which the Company’s obligation under the Secured Note are secured by 5.5 million shares of Avant common stock owned by the Company.

The Investor is a corporation owned by Mr. Chan Heng Fai. Mr. Chan is also the owner of Amarantus Bioscience PTE, Ltd., the controlling shareholder of the Company. In addition, Mr. Chan is the Chief Executive Officer of Singapore eDevelopment Limited. Pursuant to a non-binding Letter of Intent entered into in February of 2017 between the Company and SeD Biomedical Inc., a subsidiary of Singapore eDevelopment Limited, wherein SeD Biomedical Inc. agreed to inject certain assets into the Company, subject to certain contingencies, including, but not limited to, the completion of due diligence and the execution of definitive agreements. Pursuant to the non-binding Letter of Intent, SeD Biomedical is entitled to select certain members of the Company’s Board of Directors, and has named four of the Company’s current eight directors. Those directors named by SED BioMedical Inc. recused themselves from all deliberations regarding the Secured Note, the SPA, the Second Amendment and the Pledge Agreement Amendment.

The foregoing summaries of the Secured Note, SPA, Second Amendment, the Pledge Agreement Amendment and the Convertible Notes do not purport to be complete and are qualified in their entirety by reference to the copies of the Secured Note, SPA, Second Amendment, the Pledge Agreement Amendment and the Convertible Notes filed as exhibits hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement

10.2	Form of Amendment No. 1 to Pledge Agreement

10.3	Form of Second Amendment to Intercreditor and Subordination Agreement

10.4	Form of Senior Secured Convertible Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: April 17, 2017	By:	/s/ Gerald E. Commissiong
	Name:	Gerald E. Commissiong
	Title:	Chief Executive Officer